Exhibit 99.1

COST PLUS, INC. ANNOUNCES 53% INCREASE IN FIRST QUARTER NET

INCOME, INCREASES GUIDANCE FOR FISCAL 2003

Oakland, CA—May 22, 2003—Cost Plus, Inc. (NASDAQ: CPWM) announced today record financial results for its fiscal first quarter ended May 3, 2003.

Earnings per diluted share for the first quarter of fiscal 2003 were $0.12 compared to $0.08 for the first quarter of the prior year. Net income of $2.6 million for this year’s first quarter, represents a 53% increase over last year’s net income of $1.7 million.

Net sales for the first quarter of 2003 were $159.2 million, an 18.5% increase over fiscal 2002 net sales of $134.3 million. Same store sales increased 3.0% on top of last year’s 3.8% increase.

Murray Dashe, Chairman, President and CEO, stated, “We achieved sales increases in both the home furnishings and consumables products and our sales growth was essentially consistent across all geographic regions of the country. The increased gross profit rate reported today is the result of leverage gained from numerous recent infrastructure improvements, as well as gains in merchandise margins. The benefit from the infrastructure improvements should continue to have a positive impact on our operating income ratios. Even with the additional advertising to address the issue of a soft economy, our earnings were record setting.”

During the quarter, the Company opened six stores, one more than originally scheduled, with one store each in: Charlotte, NC; Rockford, IL; Tracy, CA; Dallas, TX; and Colorado Springs and Boulder, CO.

Earnings guidance for the second quarter of fiscal 2003 is at $0.12 per diluted share and is predicated on the following major assumptions:

•	Seven new stores opened, the same as the number opened in the second quarter last year. One of the new stores is a replacement for an existing store that will close.

•	Same-store sales up approximately 3.0% on top of a 6.1% increase in the prior year.

•	Total sales up approximately 17.3% to $162.2 million.

•	Gross profit rate at approximately 34.4% compared to 34.0% last year, primarily due to lower costs of distribution and higher maintained margins.

•	SG&A rate at approximately 30.5% versus 30.0% last year, primarily reflecting increased advertising to address the issue of a soft economy.

•	Pre-tax income at approximately $4.2 million versus $3.4 million in the second quarter of 2002.

•	An effective income tax rate of 37% in the current year.

•	Net income at approximately $2.7 million versus $2.2 million last year.

•	Estimated earnings per diluted share of $0.12 versus $0.10 last year, with weighted average shares outstanding essentially flat between the periods.

The Company is increasing its fiscal 2003 guidance for the full year from $1.50 per diluted share to $1.53 per share. The estimate for fiscal 2003 is predicated on the following major assumptions:

•	New store openings will be 31 versus 26 in the prior year. Two stores will close in fiscal 2003 with the opening of their replacements, and one store closed in 2002 that was also replaced by a new store.

•	Same-store sales growth expected to be approximately 3.0% versus 5.6% last year.

•	Net sales will grow to approximately $814.3 million, a 17.6% increase compared to fiscal 2002.

•	Gross profit rate expected to be approximately 35.2% versus 34.9% in the prior year.

•	SG&A rate expected to be approximately 27.3% versus 27.8% last year with the reduction due to leverage from additional sales, and a litigation settlement and other charges incurred in fiscal 2002 that are not expected to recur in fiscal 2003.

•	Pre-tax income expected to be approximately $53.9 million versus $40.8 million in fiscal 2002.

•	An effective income tax rate of 37% in the current year.

•	Net income expected to increase to approximately $34.0 million, up approximately 19.7% from fiscal 2002.

•	Weighted average shares outstanding at 22,250,000 shares in fiscal 2003 versus 22,158,000 shares in fiscal 2002.

The Company’s first quarter earnings conference call will be today at 8:30 a.m. PST. It will be held in a “listen-only” mode for all participants other than the sell-side and buy-side investment professionals who regularly follow the Company. Phone numbers for the call are (415) 537-1964 or (646) 862-1059. Callers are advised to dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at (402) 977-9140, Access Code: 21142149, from 10:30 a.m. PST Thursday to 10:30 a.m. PST on Friday, May 23. Investors may also access the live call or the replay over the internet at www.streetevents.com; www.companyboardroom.com and www.costplus.com. The replay will be available approximately one hour after the live call concludes.

Cost Plus, Inc. is a leading specialty retailer of casual home furnishings and entertaining products. As of May 22, 2003, the Company operated 184 stores in 23 states compared to 161 stores in 22 states as of May 22, 2002.

The above statements relating to anticipated second quarter and fiscal 2003 financial results and the expected continued benefit from infrastructure improvements are

“forward-looking statements” which are based on current expectations and are subject to various risks and uncertainties, which could cause actual results to differ materially from those forecasted. Such risk factors include, but are not limited to: continued benefits from infrastructure improvements; changes in economic conditions that effect consumer spending; international conflicts; changes in the competitive environment; interruptions in the flow of merchandise; changes in the cost of goods and services purchased including fuel, transportation and insurance; a material unfavorable outcome with respect to litigation, claims and assessments; further terrorist attacks and our nation’s response thereto, and changes in accounting rules and regulations. Please refer to documents on file with the Securities and Exchange Commission for a more detailed discussion of the Company’s risk factors. The Company does not undertake any obligation to update its forward-looking statements.

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COST PLUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts, unaudited)

	First Quarter Ended
	May 3, 2003		May 4, 2002
Net sales	$159,218	100.0%	$134,349	100.0%
Cost of sales and occupancy	104,792	65.8	88,649	66.0
Gross profit	54,426	34.2	45,700	34.0
Selling, general and administrative expenses	48,610	30.5	40,734	30.3
Store preopening expenses	1,064	0.7	1,533	1.1
Income from operations	4,752	3.0	3,433	2.6
Net interest expense	684	0.4	683	0.6
Income before income taxes	4,068	2.6	2,750	2.0
Income taxes	1,505	1.0	1,073	0.8
Net income	$2,563	1.6%	$1,677	1.2%
Net income per share—diluted	$0.12		$0.08
Weighted average shares outstanding—diluted	21,731		22,052
New stores opened	6		7

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COST PLUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	May 3, 2003	May 4, 2002
ASSETS
Current assets:
Cash and cash equivalents	$23,877	$24,060
Merchandise inventories	177,153	139,216
Other current assets	18,708	16,236
Total current assets	219,738	179,512
Property and equipment, net	119,399	118,285
Goodwill	4,178	4,178
Other assets	6,820	9,762
Total assets	$350,135	$311,737
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$51,355	$42,104
Income taxes payable	1,001	155
Accrued compensation	7,843	5,579
Other current liabilities	15,995	14,695
Total current liabilities	76,194	62,533
Capital lease obligations	37,533	37,390
Other long-term obligations	12,067	10,053
Shareholders’ equity:
Common stock	214	216
Additional paid-in capital	136,103	133,104
Retained earnings	88,024	68,441
Total shareholders’ equity	224,341	201,761
Total liabilities and shareholders’ equity	$350,135	$311,737

Contact:

Murray Dashe

(510)893-7300

or

John Luttrell

(510)808-9119